EXHIBIT 10.7

Bellevue Life Sciences Acquisition Corp.

251 Little Falls Drive

Wilmington, New Castle County

Delaware 19808

October [    ], 2022

Bellevue Capital Management, LLC

10900 NE 4th Street, 2300

Bellevue, WA 98004

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement by and between Bellevue Life Sciences Acquisition Corp. (the “Company”) and Bellevue Capital Management, LLC (“BCM”), an affiliate of our sponsor, Bellevue Global Life Sciences Investors LLC, dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on NASDAQ (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)	BCM shall make available to the Company, at the following three business addresses:

①	10900 NE 4th Street, 2300, Bellevue, WA 98004

②	37 Gukjegeumyung-ro 2-gil, #2204, Seoul, 07327 Korea

③	Vulkanstrasse 110b/82, 8048 Zürich, Switzerland

certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay BCM the sum of $7,500 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) BCM hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

EXHIBIT 10.7

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Very truly yours,

Bellevue Life Sciences Acquisition Corp.

By:	/s/ Kuk Hyoun Hwang
Name:	Hwang, Kuk Hyoun
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Bellevue Capital Management, LLC

By:	/s/ Kuk Hyoun Hwang
Name:	Hwang, Kuk Hyoun
Title:	Managing Member